EXHIBIT 99.1

For Immediate Release

CRM Holdings, Ltd. Announces First Quarter Results

Net Income increases 71.7% to $5.0 million, or $0.30 Per Share

HAMILTON, Bermuda, May 7, 2008 - CRM Holdings, Ltd. ("CRM" or “the Company”) (Nasdaq: CRMH), a leading provider of a full range of products and services for the workers' compensation insurance industry, today announced results for the first quarter ended March 31, 2008.

Three Months Ending March 31, 2008

During the first quarter of 2008, net income increased 71.7% to $5.0 million, or $0.30 per diluted share, from $2.9 million, or $0.18 per diluted share, a year ago. Total revenues were $37.7 million, up from $34.7 million in the first quarter of 2007.

Net earned premiums from primary insurance and reinsurance increased 41.8% to $32.4 million from $22.8 million a year ago. Twin Bridges, the Company’s reinsurance subsidiary, accounted for much of the increase with $14.8 million of net earned premium, up from $6.0 million in the first quarter of 2007. Net earned premium at Majestic, the Company’s primary insurance subsidiary, was $17.5 million, compared to $16.9 million a year ago. However the change in the relative performances of the two divisions between the first quarter 2007 and first quarter 2008 is largely accounted for by Twin Bridges’ reinsuring a 40% quota share of Majestic’s primary insurance business. This has the effect of increasing Twin Bridges’ earned premiums and decreasing Majestic’s earned premiums when compared to the prior year.

Fee-based management services revenues declined to $3.8 million from $9.5 million a year ago. The decline resulted from a decrease in the number of New York self-insured groups managed by the Company, lower insurance rates in California and reduced commissions on excess insurance policies placed with Majestic.

Investment income during the quarter declined to $1.6 million from $2.3 million in 2007, as a result of $1.2 million in losses on the equity securities in the Company’s investment portfolio.

Total expenses increased to $33.4 million from $31.6 million the prior year. At Twin Bridges, the loss ratio (loss and loss adjustment expenses as a percentage of net premiums earned) was 37.1%, compared to 32.0% a year ago, in part due to the previously mentioned quota share reinsurance arrangement with Majestic, where the loss ratio on the primary layer is higher than that for the rest of Twin Bridges’ portfolio, and in part offset by favorable loss reserve development of $3.7 million in the quarter. Majestic’s loss ratio was 52.4%, compared to 65.9% in the same quarter last year, in part due to favorable loss reserve development of $3.4 million.

The combined ratio (total losses and loss adjustment, underwriting, acquisition and general expenses as a percentage of net premiums earned) for Twin Bridges during the first quarter of 2008 was 66.1%, compared to 60.0% in the same quarter the prior year. The combined ratio for Majestic was 86.8%, down from 100.1% a year ago.

”The first quarter represents a positive start to the year in our risk based businesses. We are growing profitably in California and now in New York and New Jersey,” said Daniel G. Hickey, Jr., CEO of CRM Holdings Ltd. “Our fee-based business in New York is in run-off mode as trusts in the state close down in response to declining rates and difficult economics. The self-insured group business in California turned in a solid performance in a very competitive market. We were able to renew 97% of the expiring policies as of January 1. Overall, an increase in book value of more than 30% compared to the end of the first quarter last year and an 18% annualized return on average equity for the quarter is gratifying in these markets.”

Segment Results

Primary Insurance and Reinsurance Segments
In the primary insurance segment, Majestic’s revenues (consisting of premiums and investment income) were $18.6 million, compared to $18.4 million a year ago. Income before taxes was $3.4 million, up from $1.5 million in the first quarter of 2007. Under the 40% quota share agreement, Majestic’s net earned premiums for the quarter were reduced by $10.2 million.

In the first quarter of 2008, revenues in the reinsurance segment increased 135% to $15.6 million from $6.6 million the prior year, largely as a result of the quota share agreement between Twin Bridges and Majestic. Net profit before taxes for the reinsurance segment was $5.7 million, compared to net income before taxes of $3.0 million in the first quarter of 2007, also largely due to the 40% quota share agreement. The quota share added $10.2 million to Twin Bridges’ net earned premium for the quarter.

Fee-based management services business
Fee-based management services revenues in the first quarter of 2008 were $5.0 million, compared with $9.9 million in revenues in the first quarter of 2007, as the number of groups and group membership in New York experienced a significant decline. Lower commissions paid by Majestic to CRM and declining insurance rates in California also contributed to the reduction in revenues. Premiums under management on March 31, 2008, were $90.9 million, compared to $173.3 million a year ago. The Company’s group membership in New York was 1,466, and premiums under management were $37.6 million on March 31, 2008, compared to 2,082 and $116.7 million, on March 31, 2007. The decline reflects the closure of a number of the Company’s self-insured groups. Revenue from the management of New York self-insured groups will be substantially eliminated during the second quarter of 2008, due to the voluntary termination of all of CRM’s New York self-insured groups as of April 1, 2008.

Outlook

The Company continues to see the opportunity to build on its risk-based and fee-based services in California, and on its risk-based business in New York. The Company continues to face competitive market conditions in both states. In California, despite the state regulator’s zero rate cut advisory for January 1, prices have continued to decline for policies renewed in 2008. In New York, rates on January 1 reflected the mandatory 20.5% reduction that became effective on October 1, 2007.

With regard to profit expectations for 2008, the Company believes that growth in primary insurance, coupled with maintenance of the California fee business and expense reductions, will produce results in line with the Company’s original expectations. The Company expects earnings per share for the full year to be in the range of $1.00 to $1.15, which includes the favorable loss reserve development recorded in our primary insurance and reinsurance segments during the first quarter of 2008.

Conference Call

The company will host a conference call at 9:00 a.m. EDT on Wednesday, May 7, 2008, to discuss earnings for the first quarter ended March 31, 2008. To participate in the event by telephone, please dial 877-545-1409 five to 10 minutes prior to the start time (to allow time for registration) and reference passcode 4259465. International callers should dial 719-325-4845. The conference call will be broadcast live over the Internet and can be accessed by all interested parties at CRM’s Web site at http://www.CRMHoldingsLtd.bm/events.cfm. To listen to the call please go to this Web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live webcast, an audio replay of the conference call will be archived on CRM’s Web site, at http://www.CRMHoldingsLtd.bm/events.cfm, for 90 days. A digital replay of the call will also be available on Wednesday, May 7, at approximately 12:00 noon EDT through Wednesday, May 14, at midnight EDT. Dial 888-203-1112 and enter the conference ID number 4259465. International callers should dial 719-457-0820 and enter the same conference ID number.

About CRM Holdings, Ltd.

CRM Holdings, Ltd. is a provider of workers’ compensation insurance products. Its main business activities include underwriting primary workers’ compensation policies, underwriting workers’ compensation reinsurance and excess insurance policies, and providing fee-based management and other services to self-insured entities. The Company provides primary workers’ compensation insurance to employers in California, Arizona, Florida, Nevada, New Jersey, New York, and other states. The Company reinsures some of the primary business underwritten and provides excess workers’ compensation coverage for self-insured organizations. CRM is also a provider of fee-based management services to self-insured groups in California and New York. Further information can be found on the CRM Web site at www.CRMHoldingsLtd.bm.

CRMH-E

Contact Information:

Mark Collinson
CCG Investor Relations
10960 Wilshire Blvd., Ste. 2050
Los Angeles, CA 90024
(310) 231-8600 ext. 117

Forward-Looking statements

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). These statements are based on our current expectations and projections about future events and are identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “seek,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology.

All forward-looking statements involve risks and uncertainties. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations. There are or may be important factors that could cause actual results to differ materially from the forward-looking statements we make in this document. Such risks and uncertainties are discussed in the Company's Form 10-K for the year ended March 31, 2007 and in other documents filed by the Company with the Securities and Exchange Commission. We believe that these factors include, but are not limited to the following:
•	The cyclical nature of the insurance and reinsurance industry;
•	Premium rates;
•	Investment results;
•	Regulatory changes;
•	The estimation of loss reserves and loss reserve development;
•	Reinsurance may be unavailable on acceptable terms, and we may be unable to collect reinsurance;
•	The occurrence and effects of wars and acts of terrorism;
•	The effects of competition;
•	The possibility that the outcome of any litigation or arbitration proceeding is unfavorable;
•	Failure to retain key personnel;
•	Economic downturns; and
•	Natural disasters.
These risks and others could cause actual results to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.

(Financial tables and contact information follow)

Table 1

CRM Holdings, Ltd.
Consolidated Balance Sheets

	(Unaudited)
	March 31,	December 31,
	2008	2007
	(Dollars in thousands)
Assets
Investments:
Fixed-maturity securities, available-for-sale (amortized cost $241,207 and $240,467)	$245,669	$242,969
Equity securities, available-for-sale (cost $19,610 and $21,704)	20,120	22,374
Short-term investments	90	786
Investment in unconsolidated subsidiary	1,083	1,083
Total investments	266,962	267,212
Cash and cash equivalents	37,333	33,477
Cash and cash equivalents, restricted	811	809
Accrued interest receivable	2,819	2,766
Premiums receivable, net	16,373	13,151
Reinsurance recoverable	45,041	38,584
Accounts receivable	4,439	5,000
Deferred policy acquisition costs	2,140	623
Net deferred tax asset	6,343	7,473
Goodwill and other intangible assets	3,476	3,521
Prepaid expenses	1,778	2,233
Other assets	4,438	4,546
Total assets	$391,953	$379,395

Liabilities and shareholders' equity
Reserve for losses and loss adjustment expenses	$196,308	$188,848
Reinsurance payable	4,407	5,001
Unearned premiums	10,768	8,853
Unearned management fees and commissions	159	261
Long-term debt and other secured borrowings	44,083	44,084
Accrued expenses	22,363	24,810
Total liabilities	278,088	271,857

Common shares
Authorized 50 billion shares; $.01 par value;
16.0 million common shares issued and outstanding	160	160
0.4 million Class B shares issued and outstanding	4	4
Additional paid-in capital	68,342	68,192
Retained earnings	42,090	37,115
Accumulated other comprehensive gain, net of tax	3,269	2,067
Total shareholders' equity	113,865	107,538
Total liabilities and shareholders' equity	$391,953	$379,395

Table 2

CRM Holdings, Ltd.
Consolidated Statements of Income (Unaudited)

	Three Months Ended
	March 31,
	2008	2007
	(Amounts in thousands, except per share data)

Revenues
Net premiums earned	$32,352	$22,822
Fee-based management services	3,752	9,513
Investment income	1,642	2,317
Total revenues	37,746	34,652

Expenses
Losses and loss adjustment expenses	13,963	13,010
Fees paid to general agents and brokers	1,418	2,760
Policy acquisition costs	4,407	4,052
Selling, general and administrative expenses	12,664	10,848
Interest expense	975	972
Total expenses	33,427	31,642

Income before taxes	4,319	3,010
Provision for income taxes	(656)	112

Net Income	$4,975	$2,898

Earnings per share:
Basic	$0.30	$0.18
Diluted	$0.30	$0.18

Weighted average shares outstanding:
Basic	16,371	16,274
Diluted	16,371	16,274

Table 3

CRM Holdings, Ltd.
Consolidated Statements of Cash Flow (Unaudited)

	Three Months Ended March 31,
	2008	2007
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,975	$2,898
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization of other assets and other intangible assets	293	194
Amortization of unearned compensation, restricted stock	124	260
Amortization of premiums and discounts on available-for-sale investments	(115)	(360)
Net realized losses on sale of investments	1,042	29
Deferred income tax benefit	531	(1,290)
Changes in:	-	-
Cash and cash equivalents, restricted	(2)	2,699
Accrued interest receivable	(52)	179
Premiums receivable	(3,222)	6,215
Reinsurance recoverable	(6,458)	(773)
Accounts receivable	562	(161)
Policy acquisition costs	(1,517)	703
Prepaid expenses	445	(356)
Other assets	(16)	8
Reserve for losses and loss adjustment expenses	7,480	3,513
Reinsurance payable	(594)	(2,172)
Unearned premiums	1,914	(1,796)
Unearned management fees and commissions	(102)	318
Other accrued expenses	(2,448)	4,435
Net cash provided by operating activities	2,840	14,543

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale investments	(20,212)	(44,362)
Proceeds from sales of available-for-sale investments	10,836	6,315
Proceeds from maturities of available-for-sale investments	9,803	17,546
Net sales and maturities of short-term investments	696	373
Purchases of fixed assets, net	(133)	(432)
Net cash provided by (used in) investing activities	990	(20,560)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments under long-term debt and other secured borrowings	-	(11)
Issuance of common shares - employee stock purchase plan	58	-
Retirement of common shares - share-based compensation	(32)	(12)
Net cash provided by (used in) financing activities	26	(23)
Net increase (decrease) in cash	3,856	(6,040)
Cash and cash equivalents
Beginning	33,477	21,546
Ending	$37,333	$15,506

Table 4

CRM Holdings, Ltd.
Income By Segment

	For the three months ended March 31, 2008
	Fee-Based Management Services	Primary Insurance	Reinsurance	Corporate and Other	Eliminations	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$-	$17,518	$14,834	$-	$-	$32,352
Management fees	4,970	-	-	-	(1,218)	3,752
Investment income	(2)	1,054	716	75	(201)	1,642
Total revenues	4,968	18,572	15,550	75	(1,419)	37,746
Expenses:
Underwriting expenses	-	9,997	9,591	-	(1,218)	18,370
Interest expense	22	202	-	952	(201)	975
Depreciation and amortization	198	85	-	10	-	293
Operating expenses	7,189	4,913	219	1,468	-	13,789
Total expenses	7,409	15,197	9,810	2,430	(1,419)	33,427

Income before taxes	$(2,441)	$3,375	$5,740	$(2,355)	$-	$4,319

Total assets	$6,440	$348,000	$84,803	$15,105	$(62,395)	$391,953

	For the three months ended March 31, 2007
	Fee-Based Management Services	Primary Insurance	Reinsurance	Corporate and Other	Eliminations	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$-	$16,852	$5,970	$-	$-	$22,822
Management fees	9,866	-	-	-	(353)	9,513
Investment income	34	1,538	652	93	-	2,317
Total revenues	9,900	18,390	6,622	93	(353)	34,652
Expenses:
Underwriting expenses	-	14,060	3,355	-	(353)	17,062
Interest expense	-	-	-	972	-	972
Depreciation and amortization	167	27	-	-	-	194
Operating expenses	9,170	2,772	224	1,248	-	13,414
Total expenses	9,337	16,859	3,579	2,220	(353)	31,642

Income before taxes	$563	$1,531	$3,043	$(2,127)	$-	$3,010

Total assets	$7,094	$225,167	$73,227	$9,668	$(893)	$314,263

Table 5

CRM Holdings, Ltd.
Revenues by Segment

	For the three months ended
	March 31,
	2008	2007
	(Dollars in thousands)

Revenues from Fee-Based Management Services
California	$2,781	$2,508
New York	2,189	7,358
	4,970	9,866

Revenues from Primary Insurance
California	11,944	15,500
New York/New Jersey	4,781	25
Other (1)	793	1,327
	17,518	16,852
Revenues from Reinsurance
California	9,342	2,576
New York/New Jersey	5,091	3,394
Other (2)	401	-
	14,834	5,970

Investment Income (3)	1,642	2,317

Eliminations (4)	(1,218)	(353)

Total Revenues	$37,746	$34,652

(1)	Includes primary insurance premiums for policies written in Washington, Alaska, Arizona and Nevada.
(2)
Includes reinsurance premiums assumed from Majestic for policies written in Washington, Alaska, Arizona and Nevada under the 40% quota share and under Twin Bridges’ participation in Majestic’s excess of loss treaty and direct policies written in Hawaii.

(3)	Includes the elimination of $201 thousand of Twin Bridges intercompany interest income on funds withheld by Majestic.
(4)	Elimination of CRM New York and CRM California intercompany commissions from Majestic.

Table 6

CRM Holdings, Ltd.
Fee-Based Management Services Segment Data

	March 31,
	2008	2007

Number of Groups
New York	2	8
California	5	5
Texas	-	1

Number of Group Members
New York	1,466	2,082
California	408	404
Texas	-	12

Aggregate Annualized Premiums (1)
New York	$37,576,000	$116,690,000
California	$53,356,000	$56,256,000
Texas	$-	$354,000

(1)
Aggregate annualized premiums are the annualized total of the actual premiums payable to our groups by their members as in effect at the dates specified. CRM management monitors the period-to-period changes in these amounts because we believe that it is a meaningful indicator of the change in our expected fee-based management services revenue in the future. Our management fees are based on a percentage of the premiums our groups charge their members and are recognized as income over the year for which such premiums are fixed. Increases and decreased in the aggregate amount of these annualized premiums are an indications of the increase or decrease in the amount of management fees we expect to earn in the future as our unearned management fees are recognized as income.

Table 7

CRM Holdings, Ltd.
Primary Insurance Segment Data

	For the three months ended
	March 31,
	2008	2007

Primary Insurance Premiums	$17,518	$16,852
Loss and Loss Adjustments Expenses	9,180	11,100
Underwriting, Acquisition and Insurance Expenses (1)	6,017	5,774
Underwriting Profit (Loss)	$2,321	$(22)

Loss Ratio (2)	52.4%	65.9%
Expense Ratio (3)	34.3%	34.3%
Combined Ratio (4)	86.7%	100.1%

(1)
Does not include the elimination of $1.2 million and $353 thousand of Majestic policy acquisition costs against commissions due to CRM New York and CRM California and does not include the elimination of $201 thousand and nil of Majestic’s intercompany interest expense on funds withheld from Twin Bridges for the three months ended March 31, 2008 and 2007, respectively.

(2)	The loss ratio is calculated by dividing loss and loss adjustment expense by net reinsurance premiums.
(3)	The expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by net reinsurance premiums.
(4)	The combined ratio is the sum of the loss ratio and the expense ratio.

Table 8

CRM Holdings, Ltd.
Reinsurance Segment Data

	For the three months ended
	March 31,
	2008	2007

Net Reinsurance Premiums	$14,834	$5,970
Loss and Loss Adjustments Expenses	5,503	1,910
Underwriting, Acquisition and Insurance Expenses	4,307	1,669
Underwriting (Loss) Profit	$5,024	$2,331

Loss Ratio (1)	37.1%	32.0%
Expense Ratio (2)	29.0%	28.0%
Combined Ratio (3)	66.1%	60.0%

(1)	The loss ratio is calculated by dividing loss and loss adjustment expense by net reinsurance premiums.
(2)	The expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by net reinsurance premiums.
(3)	The combined ratio is the sum of the loss ratio and the expense ratio.